EXHIBIT 23



INDEPENDENT AUDITORS' CONSENT
-----------------------------

We consent to the incorporation by reference in the Registration Statements No. 333-38792 and No. 333-52822 of Merrill Lynch & Co., Inc. on Form S-3 of our reports dated March 28, 2002, appearing in this Annual Report on Form 10-K of Merrill Lynch Preferred Capital Trust VI and Merrill Lynch Preferred Funding VI, L.P. for the period ended December 28, 2001.



/s/  Deloitte & Touche LLP


New York, New York
March 28, 2002